News Release From Nuance Communications

For Immediate Release

Contacts:

Richard Mack	Sharon Stern / Jennifer Friedman
Nuance Communications, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Tel: 781-565-5000	Tel: 212-355-4449
Email: richard.mack@nuance.com	Email: jfriedman@joelefrank.com
Nuance Responds to Zi Corporation’s Announcement
Reiterates Compelling Nature of Proposed Transaction and Value to Zi Shareholders
BURLINGTON, Mass., August 18, 2008 – Nuance Communications, Inc. (NASDAQ: NUAN), today issued the following statement in response to the announcement by the board of directors of Zi Corporation (NASDAQ: ZICA) (TSX: ZIC) that it has decided not to enter into negotiations with Nuance regarding Nuance’s August 14, 2008 proposal to acquire all of the outstanding shares of Zi.
“Zi’s refusal to negotiate is perplexing and inappropriate given the compelling premium our proposal represents to Zi’s market price and the liquidity opportunity it will create, especially in light of the disappointing financial performance and cash outlook Zi reported last week,” said Paul Ricci, chairman and CEO of Nuance. “We continue to believe in the merits of our proposal for Zi shareholders and remain committed to pursuing a transaction. In fact, it is hard to imagine that the Zi board’s unwillingness to negotiate with Nuance and to provide information that would support a basis for a higher offer is consistent with the Zi board’s fiduciary duties to act in the best interests of Zi and its shareholders.”
Nuance remains confident that its US $0.80 per share cash proposal represents full and fair value for Zi. However, Nuance would welcome, and believes it is incumbent upon Zi to provide, any additional information that supports the Zi board’s contention that Nuance’s proposal does not fully value Zi Corporation. Such data is not readily apparent from available public information, including the information provided by management on its August 14 earnings conference call.
As previously announced on August 14, 2008, Nuance submitted a proposal to the board of directors of Zi to acquire Zi for US $0.80 per common share in cash. Nuance’s proposal represents a 150% premium over the closing price of Zi common stock on August 13, 2008, the last trading day prior to public announcement of the proposal, more than a 125% premium over the average closing price of Zi common stock for the 20 trading days prior to public announcement of the proposal and more than a 100% premium over the average closing price of Zi common stock for the 60 trading days prior to public announcement of the proposal.

About Nuance Communications
Nuance (NASDAQ: NUAN — News) is a leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit www.nuance.com.
Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other company names or product names may be the trademarks of their respective owners.
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This release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Zi Corporation. Nuance has not commenced and may not make an offer to purchase, or commence a tender offer for, Zi Corporation shares described in this announcement. In the event that Nuance makes an offer to purchase or commences a tender offer for the Zi Corporation shares, Nuance will file with the securities regulatory authorities in Canada an offer to purchase, take-over bid circular, letter of transmittal, notice of guaranteed delivery and other related documents; and with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents. Following the making of the offer and commencement of the tender offer, if any, Zi Corporation will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Shareholders should read the offer to purchase, the take-over bid circular, letter of transmittal, notice of guaranteed delivery, solicitation/recommendation statement and the tender offer statement on Schedule TO, including all related exhibits, and other related documents if and when such documents are filed and become available, as they will contain important information about the offer to purchase and tender offer. Shareholders can obtain these documents free of charge when and if they are filed and become available from the The System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and the SEC’s website at www.sec.gov; or, in the event that Nuance makes an offer to purchase or commences a tender offer for Zi Corporation shares, shareholders can obtain the offer to purchase, take-over bid circular, letter of transmittal, notice of guaranteed delivery and other related documents, the tender offer statement on Schedule TO and related exhibits from Nuance by directing a written request to Nuance, at 1 Wayside Road, Burlington, Massachusetts 01803, Attn: Investor Relations.
Safe Harbor and Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” or similar expressions) should be considered to be forward-looking statements. Actual results could differ materially because of factors such as Nuance’s ability to achieve the synergies and value creation contemplated by the proposed transaction, Nuance’s ability to promptly and effectively integrate the businesses of Zi Corporation and Nuance, the timing to consummate the proposed transaction, any necessary actions to obtain required third party approvals and consents, and the diversion of management time on transaction-related issues and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2007 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.